EXHIBIT 10.8

Summary of David L. Schutte 2017 Compensation

The Knoll, Inc. compensation committee approved an annual base salary of $300,000 for David L. Schutte, with a bonus target of one hundred percent (100%) of his base salary. Mr. Schutte is also entitled to participate in the benefit plans provided by Knoll that are generally available to Knoll employees.